Oppenheimer Currency Opportunities Fund
NSAR Exhibit - Item 77D

Oppenheimer Currency Opportunities Fund (the “Registrant”) has added a wholly-owned subsidiary.  A description is contained in the prospectus and statement of additional information dated September 28, 2011, filed in Post-Effective Amendment No.2 to the Registrant’s Registration Statement, Accession Number 0000728889-11-001160, which is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.